Exhibit 10.1
HNI CORPORATION

Amendment No. 1 to
Change In Control Employment Agreement

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the "Amendment") is made between HNI Corporation, an Iowa corporation (the "Corporation"), and _____________________________________  (the "Executive"), dated this ______ day of _______________________, 200__.

WITNESSETH:

WHEREAS, the Corporation and the Executive have previously entered into the Amended and Restated Change in Control Agreement, dated as of [_____], 2006 (the "Original Agreement");

WHEREAS, the Corporation and the Executive desire to amend the terms of the Original Agreement as set forth in this Amendment;

NOW, THEREFORE, the Corporation and the Executive agree as follows:

1.           Definitions.  Terms used with initial capitals herein but not defined in this Amendment are used as defined in the Original Agreement.

2.           Amendments.  The Corporation and the Executive each desire to amend the Original Agreement as follows:

(a)    The last sentence of Section 7(d)(i)(C)(x) of the Original Agreement is hereby deleted.

(b)           The last sentence of Section 7(d)(ii) of the Original Agreement is hereby deleted and amended in its entirety to read as follows:

"Notwithstanding the foregoing provisions of this Section 7(d)(ii), in no event any Underpayment hereunder will be made after the later of (x) the last day of the Executive's taxable year next following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or (y) if no taxes are to be remitted, the last day of the Executive's taxable year next following the year in which the audit or litigation is completed."

(c)           The last sentence of Section 12 of the Original Agreement is hereby deleted and amended to read in its entirety as follows:

           "Such payments of legal fees and expenses (and interest payments relating thereto) will only be made if (a) the payment is based on an objectively determinable nondiscretionary definition of the eligible reimbursement, (b) the reimbursement is available for a specified period (including for life of the Executive), (c) the amount of expenses eligible for reimbusement during the Executive's taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (d) the reimbursement is made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred, and (e) the right to reimbursement is not subject to liquidation or exchange for another benefit."

3.           Notices.  Any notices, requests, demands and other communications provided for by this Amendment shall be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic or facsimile transmission (with receipt thereof orally confirmed) or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Fed Ex or UPS, addressed to the Corporation (to the attention of the Secretary of the Corporation) at its principal executive office and to the Executive at the Executive's principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

4.           Governing Law.  The provisions of this Amendment shall be construed in accordance with the laws of the State of Iowa, without reference to principles of conflicts of laws.

5.           Amendment.  This Amendment may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

6.           Successor to the Corporation.  This Amendment shall inure to the benefit of and be binding upon the Corporation and its successors.  The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Amendment in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.  This Amendment will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

7.           Miscellaneous.

(a)    In the event that any provision or portion of Amendment shall be determined to be invalid or unenforceable for any reason, the remaining provisions of Amendment shall be unaffected thereby and shall remain in full force and effect.

(b)    The Corporation may withhold from any amounts payable under this Amendment such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)    This Amendment, together with the Original Agreement, contains the entire understanding with the Executive with respect to the subject matter hereof and shall supersede any similar agreement previously entered into between the Corporation and the Executive.

(d)    The Corporation hereby waives any and all conflicts of interest and attorney-client privilege that would prohibit counsel to the Corporation from representing the Executive in disputes relating to this Amendment.

(Signature Page Follows)

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

/s/
[Executive]

HNI Corporation

By:	/s/
Its